WILSHIRE MUTUAL FUNDS, INC.

Investment Class Shares Distribution and Shareholder Services Plan

Under Rule 12b-1

This Plan (the “Plan”) constitutes the Shareholder Services Plan relating to the Investment Class shares of each of the Portfolios of Wilshire Mutual Funds, Inc. (the “Fund”) identified in Appendix A hereto. Appendix A may be amended from time to time as provided herein.

Section 1. The Fund will reimburse the distributor of the Investment Class shares of each Portfolio (the “Distributor”), for its shareholder services expenses and expenses incurred in connection with the promotion and distribution of shares (the “Fee”) at an annual rate of up to 0.25 of 1% of the average daily net assets of such Portfolio attributable to its Investment Class shares. The Fee shall be accrued daily and paid monthly or at such other intervals as the Directors shall determine. The Distributor may be reimbursed for payments to securities dealers or other organizations pursuant to agreements with such organizations for expenses incurred in connection with the promotion and distribution of shares and/or providing personal services to investors in Investment Class shares and/or the maintenance of shareholder accounts.

Section 2. This Plan shall not take effect until it has been approved (i) by votes of the majority of both (a) the Directors of the Fund, and (b) the Independent Directors of the Fund, in each case cast in person at a meeting called for the purpose of voting on this Plan, and (ii) and by vote of a majority of the outstanding Investment Class shares, and shall in no event take effect before May 31, 1996. This Plan shall continue in effect for a period of more than one year after May 31, 1996 only so long as such continuance is specifically approved at least annually by votes of the majority (or whatever other percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940 (the “Act”) or the rules and regulations thereunder) of both (a) the Directors of the Fund, and (b) the Independent Directors of the Fund, cast in the manner required by the Act and the rules, regulations and exemptive relief thereunder at a meeting called for the purpose of voting on this Plan or such agreement.

Section 3. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Directors of the Fund, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 4. This Plan may be terminated at any time by vote of a majority of the Independent Directors, or by vote of a majority of the outstanding Investment Class shares.

Section 5. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

A.That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Directors or by vote of a majority of the outstanding Investment Class shares, on not more than 60 days' written notice to any other party to the agreement; and

B.That such agreement shall terminate automatically in the event of its assignment.

Section 6. This Plan may not be amended to increase materially the amount of expenses permitted pursuant to Section 1 hereof without approval by a vote of at least a majority of the outstanding Investment Class shares, and all material amendments of this Plan (including any amendment to add a Portfolio to Appendix A) shall be approved in the manner prescribed in Section 2(i).

Section 7. As used in this Plan, (a) the term “Independent Directors” shall mean those Directors of the Fund who are not interested persons of the Fund, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the Act and the rules and regulations thereunder, and the term “majority of the outstanding Investment Class shares” shall mean the lesser of the 67% or the 50% voting requirements specified in clauses (A) and (B), respectively, of the third sentence of Section 2(a)(42) of the Act, all subject to such exemptions as may be granted by the Securities and Exchange Commission.

Dated: May 31, 1996, as amended February 28, 2017, February 25, 2021, August 23, 2021, and February 26, 2025

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APPENDIX A

Large Company Growth Portfolio

Large Company Value Portfolio

Small Company Growth Portfolio

Small Company Value Portfolio

FT Wilshire 5000 Index Fund

Wilshire International Equity Fund

Wilshire Income Opportunities Fund